Exhibit 10.48
EIGHTH AMENDMENT TO LEASE
THIS EIGHTH AMENDMENT TO LEASE (this "Eighth Amendment") is entered into as of November 15, 2005, by and between CUMBERLAND OFFICE PARK, LCC, a Georgia limited liability company ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.Landlord's predecessor, Denver-Stellar Associates Limited Partnership, a Delaware limited partnership ("DSA") and Tenant entered into an Office Lease dated as of July 30, 2002 (the "Original Lease") wherein DSA leased to Tenant and Tenant leased from DSA approximately 81,189 square feet of rentable area (the "Original Premises") located on the ninth (9th) through the twelfth (12th) floors of the building (the "Building") located at 1099 - 18th Street, Denver, Colorado 80202, and further described as Suite 1200.
B.The Original Lease was amended by (i) that certain First Amendment to Lease dated as of September 10, 2002 ("First Amendment") pursuant to which DSA and Tenant confirmed the Commencement Date and Base Rent, among other matters, (ii) that certain Second Amendment to Lease dated as of July 23, 2004 ("Second Amendment") pursuant to which certain Tenant parking rights were amended, (iii) that certain Third Amendment to Lease dated as of November 1, 2004 ("Third Amendment") pursuant to which Tenant leased an additional 12,000 square feet of rentable area located upon the sixteenth (16th) floor of the Building described as the First Added Premises, (iv) that certain Fourth Amendment to Lease dated as of December 31, 2004 ("Fourth Amendment") pursuant to which Tenant leased an additional 1,928 square feet of rentable area located upon the sixteenth (16th) floor of the Building described as the Second Added Premises, (v) that certain Fifth Amendment to Lease dated as of April 20, 2005 ("Fifth Amendment") pursuant to which Tenant leased an additional 994 square feet of rentable area located upon the fifth (5th) floor of the Building described as the Third Added Premises, (vi) that certain Sixth Amendment to Lease dated as of May 18, 2005 ("Sixth Amendment") pursuant to which Tenant leased an additional 6,772 square feet of rentable area located upon the sixteenth (16th floor of the Building described as the Fourth Added Premises, and (vii) that certain Seventh Amendment to Lease dated as of June 15, 2005 ("Seventh Amendment") pursuant to which the Third Added Premises were substituted with approximately 994 square feet of rentable area located on the twentieth (20th)floor of the Building described as the Fifth Added Premises. The Original Lease as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment is herein referred to as the "Lease".
C.Landlord has succeeded to DSA's interest in the Real Property (as defined in the Original Lease), the Premises and the Lease.
D.Tenant has requested and Landlord is· willing to lease an additional 380 square feet of rentable area located on the sixteenth (16th) floor of the Building which is depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (the "Sixth Added Premises").
E.Landlord and Tenant are the sole parties in interest under the Lease.
F.Landlord and Tenant now desire to amend the Lease in the manner and form set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.Sixth Added Premises. Effective as of the date (the "Sixth Added Premises Commencement Date"), the Sixth Added Premises are Ready for Occupancy (hereinafter defined) or would have been Ready for Occupancy in the absence of any SXAP Tenant Delay

(hereinafter defined), the Sixth Added Premises shall be added to the Premises for the balance of the Term, upon and subject to all of the terms, covenants and conditions of the Lease, as amended herein. Landlord and Tenant acknowledge that the Premises will consist of approximately 103,263 square feet of rentable area after the addition of the Sixth Added Premises.
2.Base Rent. Effective as of the Effective Date, the Base Rent to be paid by Tenant to Landlord shall be amended as follows (subject to credits against Base Rent pursuant to Paragraph 2 of the First Amendment):

(a)	From the Commencement Date through and until September 17, 2003:
Zero Dollars ($0.00) (on the Original Premises)

(b)	From September 18, 2003 through and including January 31, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,818.33 (on the Original Premises)

(c)	From February 1, 2005 through and until February 28, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,818.33 (on the Original Premises); and
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises)

(d)	From March 1, 2005 through and until March 31, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises); and
$0.00 per annum payable in monthly installments of $0.00 (on the Second Added Premises)

(e)	From April 1, 2005 through and until June 30, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of$15,277.50 (on the First Added Premises); and
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises)

(f)	From July 1, 2005* through and until August 31, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises); and
$0.00 per annum payable in monthly installments of $0.00 (on the Fifth Added Premises)

(g)	September 1, 2005 through and until October 31, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of$15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises); and
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Fifth Added Premises)

(h)	November 1, 2005** through and until November 30, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of$15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises);
$0.00 per annum payable in monthly installments of $0.00 (on the Fourth Added Premises); and
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Fifth Added Premises)

(i)	From December 1, 2005 through and until January 20, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises);
$142,212.00 per annum payable in monthly installments of$11,851.00 (on the Fourth Added Premises); and
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Fifth Added Premises)

(j)	From January 21, 2006*** through and until December 31, 2010:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$244,440.00 per annum payable in monthly installments of $20,370.00 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises);
$142,212.00 per annum payable in monthly installments of $11,851.00 (on the Fourth Added Premises);
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Fifth Added Premises); and
$7,980.00 per annum payable in monthly installments of $665.00 (on the Sixth Added Premises)

*	Or, with respect to the Fifth Added Premises only, August 19, 2005 which date Landlord and Tenant stipulate was the Fifth Added Premises Commencement Date

**	Or, with respect to the Fourth Added Premises only, the Fourth Added Premises Commencement Date, whichever is later

***	Or, with respect to the Sixth Added Premises only, the Sixth Added Premises Commencement Date, whichever is later
Base Rent shall be paid to Landlord at the following address:
Cumberland Office Park, LLC
Dept. 1807
Denver, CO 80291-1807
3.Additional Rent.
(a)Original Premises. In addition to paying the Base Rent specified in Paragraph 2 above, Tenant shall pay as "additional rent" with respect to the Original Premises the amounts determined in accordance with the provisions of Paragraph 4 of the Original Lease.
(b)First Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the First Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year

2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the First Added Premises shall mean 2.33% (12,000/514,000).
(c)Second Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the Second Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Second Added Premises shall mean 0.38% (l,928/514,000).
(d)Third Added Premises. Intentionally Omitted.
(e)Fourth Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the Fourth Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Fourth Added Premises shall mean 1.32% (6,772/514,000).
(f)Fifth Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the Fifth Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Fifth Added Premises shall mean 0.19% (994/514,000).
(g)Sixth Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the Sixth Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Sh.ire with respect to the Sixth Added Premises shall mean 0.074% (380/514,000).
(h)Calculation. Tenant's Proportionate Share under Subparagraphs 3(a), 3(b), 3(c), 3(e), 3(f) and 3(g) are calculated on the basis of the rentable area of the Building consisting of 514,000 square feet which is approximately 95% of the Building's actual rentable area. The Base Rent and additional rent are sometimes herein collectively referred to as the "rent". All amounts of additional rent shall be payable in the same manner and at the same place as the Base Rent.
4.Acceptance and Improvements of Sixth Added Premises.
(a)Acceptance of Sixth Added Premises. Tenant acknowledges that it has had the opportunity to inspect the Sixth Added Premises and agrees to accept the Sixth Added Premises in its current "as is" condition without any obligation upon Landlord to complete improvements to the Sixth Added Premises or to provide any allowance for the completion of such improvements, except as provided in this Paragraph 4.

(b)Preliminary Information and Plans. Landlord has heretofore delivered to Tenant for use by Tenant's architect or engineer, such plan or plans and other information with respect to the Sixth Added Premises and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's layout plans for the Sixth Added Premises. Receipt of all such information is hereby acknowledged by Tenant.
(c)Tenant's SXAP Layout Plans. Tenant shall cause to be prepared at Tenant's expense and, not later than 12:00 noon (Denver time), November 18, 2005, shall deliver to Landlord one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications and two non-copyrighted CADD disks, prepared by an architect or space planner approved by Landlord ("Tenant's SXAP Layout Plans") for the construction and finishing of the Sixth Added Premises. Tenant's SXAP Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by an architect licensed by and registered in the State of Colorado ("Tenant's Architect"), and (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. Tenant's SXAP Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's SXAP Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant SXAP Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's SXAP Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Tenant's SXAP Layout Plans. Tenant's SXAP Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final SXAP Layout Plans". Landlord and Tenant agree that they will each use their good faith efforts to mutually agree upon the Final SXAP Layout Plans on or before November 23, 2005. Concurrently with delivery of Tenant's SXAP Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Sixth Added Premises respecting the matters which are the subject of this Paragraph 4 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 4; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual, who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(d)SXAP Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval or deemed approval by Landlord of the Final SXAP Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("SXAP Engineering Plans"), based on the Final SXAP Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's SXAP Layout Plans or as requested by Landlord), as may be required to complete the Sixth Added Premises in accordance with the Final SXAP Layout Plans. As soon as reasonably possible, and in any event within five (5) days after submission to Tenant by Landlord of the SXAP Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final SXAP Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the SXAP Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within five (5) days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final SXAP Layout Plans. The SXAP Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the SXAP Engineering Plans so changed.

(e)Completion by Landlord. Landlord shall, at Tenant's expense, payable out of the SXAP Allowance (defined below), in a good and workmanlike manner, cause the Sixth Added Premises to be improved and completed in accordance with the Final SXAP Layout Plans arid the SXAP Engineering Plans (herein referred to together with architectural and engineering services as the "SXAP Tenant Work") (such plans are hereinafter together called the "SXAP Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any such change shall first be obtained (which approval for matters other than selection of finish materials shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final SXAP Layout Plans). The SXAP Tenant Work shall be furnished, installed and performed by Landlord at Tenant's cost for an amount (hereinafter called the "SXAP Tenant Improvements Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the SXAP Tenant Work, plus applicable sales taxes and without, however, any construction management fee payable to Landlord or its affiliates. Landlord and Tenant agree to select two (2) general contractors from the following list of three mutually acceptable general contractors to submit guaranteed maximum price bids for the SXAP Tenant Work based upon reviews of the SXAP Construction Plans: Foothills Construction, Jordy Construction, and RB Construction Corporation. The general contractors submitting bids shall be required to provide an AIA Statement of Qualification and have a designated project manager for the SXAP Tenant Work with (at a minimum) a 11B 11 class license within the City and County of Denver ("City"). Landlord agrees to obtain bids from the two mutually selected general contractors for the completion of the SXAP Tenant Work. Landlord agrees to select the contractor submitting the lowest bid; provided, however, in the event the bids are within two percent (2%) of the lowest bid, Tenant shall have the right to select the general contractor. Landlord currently estimates that. the SXAP Tenant Work can be completed Ready for Occupancy by January 20, 2006 (subject to delays beyond Landlord's control), provided the Final SXAP Layout Plans are completed on or before 5:00 p.m. (Denver time), November 18, 2005. "Ready for Occupancy" shall mean (i) the date on which Landlord has substantially completed the SXAP Tenant Work in accordance with tl1e SXAP Construction Plans and in substantial compliance witl1 all applicable laws, regulations, and codes, as certified to Tenant in writing by Landlord's architect, Lewis Himes & Associates ("Landlord's Architect"), Landlord and the applicable general contractor; (ii) a permanent or temporary certificate of occupancy or other reasonable evidence of approval has been issued by the City permitting the use and occupancy of the Sixth Added Premises subject only to SXAP Punch List (defined below) items and SXAP Tenant Installations (defined below); and (iii) the services and systems required to be provided to the Sixth Added Premises are in operation and have passed inspection by the appropriate governmental authority required for issuance of a permanent or temporary certificate of occupancy for the Sixth Added Premises.
The contract between Landlord and the general contractor will provide for a guaranteed maximum price ("GMP"), and the GMP cannot be exceeded without the execution of a change order approved in writing by Tenant, provided such approval will not be unreasonably withheld.
(f)Access; Acceptance of Work. Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party") access; to the Sixth Added Premises at reasonable times prior to the occupancy of the Sixth Added Premises only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the SXAP Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the SXAP Tenant Work. Landlord shall provide Tenant and its agents with access to tile Sixth Added Premises at least fifteen (15) days prior to the Sixth Added Premises Commencement Date for the purpose of installing furniture and equipment (the "SXAP Tenant Installations"). Tenant shall not interrupt the completion of the SXAP Tenant Work during completion of SXAP Tenant Installations. Tenant shall indemnify and hold Landlord and its members, agents, servants, employees and general contractor (each herein referred to as an "SXAP Tenant Work Indemnified Party") harmless from any and all claims, losses, damages, fines and penalties incurred by an SXAP Tenant Work Indemnified Party including, but not limited to, reasonable attorneys' fees that in any way result from a Tenant Party's negligent and/or willfully wrongful activities within the

Sixth Added Premises during completion of the SXAP Tenant Work or SXAP Tenant Installations. Within fifteen (15) days after the SXAP Tenant Work is completed, Landlord and Tenant shall prepare a mutually agreed upon list ("SXAP Punch List") of items of the SXAP Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the SXAP Punch List to be corrected or repaired within thirty (30) days after the date the SXAP Punch List is prepared. As used in this Paragraph 4, "SXAP Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Sixth Added Premises.
(g)Payment of SXAP Tenant Improvements Costs. Landlord shall provide an allowance for the payment of the SXAP Tenant Improvements Costs and Tenant's out-of-pocket expenses to complete voice and data cabling at the Sixth Added Premises and the cost of physically moving into the Sixth Added Premises (the "SXAP Tenant Related Costs"), in an amount equal to Seven Thousand Six Hundred and No/100 Dollars ($7,600.00) (the "SXAP Allowance"). Tenant shall pay for all SXAP Tenant Improvements Costs exceeding the SXAP Allowance within ten (10) days after Landlord's delivery of written request for payment; provided, however, that Landlord may require that, before Landlord commences the SXAP Tenant Work, Tenant to pay to Landlord fifty percent (50%) of the amount that the SXAP Tenant Improvements Costs exceed the SXAP Allowance as reasonably estimated by Landlord (collectively, the "SXAP Deposit"). The SXAP Deposit shall be applied against the last completed SXAP Tenant Work. In the event an unused balance remains from either the SXAP Deposit and/or the SXAP Allowance after completion of all SXAP Tenant Work and the payment of all SXAP Tenant Improvements Costs, Landlord agrees (i) to pay to Tenant the unused balance of the SXAP Deposit within thirty (30) days after the SXAP Tenant Work is completed; (ii) to reimburse Tenant for SXAP Tenant Related Costs within fifteen (15) days after Tenant delivers reasonable evidence of such expenditures to Landlord, and (iii) to apply the unused portion of the SXAP Allowance toward the payment of Base Rent for the Sixth Added Premises. Tenant shall not be entitled to payment of any remaining SXAP Allowance after the payment of SXAP Tenant Related Costs and Base Rent for the Sixth Added Premises. Tenant shall be deemed to have waived any such excess SXAP Allowance.
(h)Sixth Added Premises Commencement Date. Except as provided below, if Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Eighth Amendment) fail to cause the SXAP Tenant Work to be completed on or before January 20, 2006 or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Tenant's obligation to pay the Base Rent and additional rent pertaining to the Sixth Added Premises shall commence on the Sixth Added Premises Commencement Date, and such failure to cause the SXAP Tenant Work to be completed on or before January 20, 2006, or any other date, shall not in any other way affect the validity or continuance of the Lease as amended herein. The term "SXAP Tenant Delay" shall mean any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying the completion of the SXAP Tenant Work including (a) any delay caused by failure of Tenant to deliver Tenant's SXAP Layout Plans on or before November 18, 2005; (b) unreasonable failure to mutually agree upon the Final SXAP Layout Plans on or before November 23, 2005; (c) any delay which is caused by changes in the SXAP Tenant Work requested by Tenant after mutual approval of the Final SXAP Layout Plans; (d) any delay which is caused by any unreasonable failure by Tenant, without regard to any grace period applicable thereto, promptly to furnish to Landlord any required information, approval or consent or caused by any good faith reluctance on the part of Landlord to approve any information required to be submitted by Tenant and approved by Landlord (provided that such disapproval is permitted pursuant to Subparagraph 4(c) above); or (e) any delay which is caused by the performance of any work or activity in the Sixth Added Premises by Tenant or any of its employees, agents or contractors, including, but not limited to, SXAP Tenant Installations. Tenant also shall pay to Landlord, within 10 days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Sixth Added Premises resulting from any SXAP Tenant Delay, to the extent such cost is not covered by the SXAP Allowance. Notwithstanding the foregoing, if the Sixth Added Premises Commencement Date does not occur by February 28, 2006, as such date is extended for any SXAP Tenant Delay, but not for any other delay, whether or not caused by Landlord, Tenant may terminate its lease of the Sixth Added Premises pursuant to this Eighth Amendment. Landlord agrees to notify Tenant, in writing, within seven (7) days after the occurrence of any SXAP Tenant Delay.

5.Tenant's Acknowledgment of Waiver of Right of First Refusal. Tenant acknowledges that Landlord has disclosed to Tenant certain proposals that have been made to prospective tenants pertaining to (i) all of the office space located upon the sixth (6th)floor of the Building, and (ii) approximately 5,228 square feet of rentable area located on the third (3'd) floor of the Building and depicted on Exhibit A-2 attached hereto. (The office space described in clauses (i) and (ii) above are hereinafter collectively referred to as the "EA Offer Space"). Tenant further acknowledges that it does not currently desire to expand the Premises on to any of the EA Offer Space and waives its Right of First Refusal with respect to such EA Offer Space to the extent Landlord has entered into an agreement for the lease of such EA Offer Space on or before December 31, 2005. Any portion of the EA Offer Space which is not tl1e subject of an executed agreement to lease on or before December 31, 2005 shall be subject to Tenant's Right of First Refusal provided in paragraph 31 of the Original Lease.
6.Termination of TAL Right of First Refusal. Tenant's TAL Right of First Refusal provided in paragraph 6 of the Third Amendment is terminated and deemed null, void and of no further effect.
7.Brokerage. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this Eighth Amendment by Silverbrae Holdings, Inc. ("SHI") as Landlord's agent, and (ii) Tenant has been represented in connection with this Eighth Amendment by The Staubach Company ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Eighth Amendment, made by any broker or finder (other than SHI and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Eighth Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay SHI and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this Eighth Amendment.
8.Notice. Paragraph 28 of the Original Lease is amended to provide in its entirety as follows:
All notices to be given under the Lease as amended herein shall be in writing and deposited in the United States mail, certified or registered mail witl1 return receipt requested, postage prepaid or by reputable overnight carrier, addressed as follows:
If to Landlord:
Cumberland Office Park, LLC
5800 Granite Parkway, Suite 750
Plano, Texas 75024
Attention: John D. Anderson
with a copy to:
Cumberland Office Park, LLC
c/o Granite Properties, Inc.
1400 I6th Street, Suite 400
Denver, Colorado 80202
Attention: Stephanie Lawrence
If to Tenant:
Western Gas Resources, Inc.
1099 18th Street, Suite 1200
Denver, Colorado 80202
Attention: General Counsel
or to such other person or such otl1er address designed by notice sent to the other parties. Notice by mail shall be deemed to have been given seventy-two (72) hours after being deposited in the United States mail or the following business day after deposit with a reputable overnight carrier with instructions for next-day delivery.
9.Authority of Tenant. Tenant represents to Landlord that Tenant has not made any assignment, sublease, transfer or other disposition of Tenant's interest in the Lease or any portion of the Premises, and that Tenant is fully authorized to execute, deliver and perform this Eighth Amendment. Tenant hereby represents and warrants to Landlord that to the best of its knowledge there are no claims, demands, obligations, liabilities, actions or other cause of actions which have accrued or which may accrue arising from or related to the Lease or the Premises.
10.Binding Effect. This Eighth Amendment becomes effective only upon the execution by Landlord and Tenant.
11.Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated.
12.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Each of Landlord and Tenant confirms that it is in compliance with the Lease provisions and the neither Tenant nor Landlord has any defenses, claims or offsets against the other as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Premises prior to the date hereof. Except as specifically modified in this Eighth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Eighth Amendment and the terms and provisions of the Lease, the terms and provisions of this Eighth Amendment shall govern.
13.Governing Law. The governing law of this Eighth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
14.Complete Agreement. This Eighth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
15.Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Eighth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
16.Amendment. This Eighth Amendment may not be amended except in writing signed by the parties hereto.
17.Headings. The paragraph headings of this Eighth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
18.Time. Time is of the essence hereof.
19.Survival. All covenants, agreements, representations and warranties as set forth in this Eighth Amendment shall survive the termination of the Lease.
20.Counterparts. This Eighth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
21.Subordination. Landlord hereby confirms its agreement to and obligations pursuant to subparagraphs 18(b) and 18(c) of the Original Lease. Landlord agrees that Tenant's obligation to subordinate to any "future mortgage" (as defined in the Original Lease) shall be conditioned upon Landlord obtaining for and delivering to Tenant an agreement in recordable form and in a form reasonably acceptable to Landlord, Tenant, and the holder of such future mortgage for the Sixth Added Premises (which shall not diminish Tenant's rights of offset provided in subparagraph 26(h) of the Original Lease), executed by the holder of any such future mortgage.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Eighth Amendment to Lease as of the day and year first above written.

LANDLORD:

Cumberland Office Park, LLC, a Georgia limited liability company

By: GPI Tower, Ltd., a Texas limited partnership, its sole member

By: SF Realty, Inc., a Texas corporation, its general partner

Date: 12-22-05	By: /s/ Stephanie T. Lawrence Vice President - Managing Director (Title) - Denver

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date: Nov. 30, 2005	By: /s/ John C. Walter Executive Vice President (Title)